Exhibit 99.1

NEWS RELEASE

For More Information Contact:	For Release - June 25, 2010
Chris Reid, Vice President Director of Investor Relations (713)507-2873 Media: Graham Painter, Executive Vice President Director of Corporate Communications (713) 507-2770

STERLING BANCSHARES, INC. ELECTS JOE KOSHKIN

TO ITS BOARD OF DIRECTORS

HOUSTON, TX, June 25, 2010—Sterling Bancshares, Inc. (Nasdaq: SBIB) (the “Company”) announced today that Joe Koshkin has been elected to its board of directors.

Mr. Koshkin is a former partner of PricewaterhouseCoopers, LLP, and predecessor firm Coopers & Lybrand, L.L.P. (“PwC”). From 1980 to 2006 he served in various roles for PwC including partner in charge of the Southwest and Midwest Regions service industry practice and as partner in charge of the engineering and construction industry practice for North America. Additionally, he served as a national Securities and Exchange Commission (“SEC”) consulting partner, a national accounting and auditing consulting partner, and as a national Sarbanes Oxley consultant. He was responsible for risk management issues and other practice matters for PwC’s Southwest and Midwest Regions of the United States.

Currently, he is active in consulting with senior management of both public and private companies on matters related to accounting, finance, the SEC, enterprise risk management, information technology, and general business issues.

“We are extremely pleased to add someone of Joe’s experience and sophistication to our Board of Directors,” said J. Downey Bridgwater, Sterling Bancshares’ Chairman, President and Chief Executive Officer. “He brings tremendous knowledge and expertise in all matters related to auditing, accounting, financial reporting, and risk management.”

Additionally, Mr. Koshkin was appointed as a member of the Audit Committee of the Company. He was also appointed to the board of directors of Sterling Bank, a Texas-chartered banking association wholly owned by Sterling Bancshares, Inc., and will serve on its Asset/Liability Management Committee.

Currently, Mr. Koshkin is the audit committee chairman for the Coastal Conservation Association (CCA), as well as a member of CCA’s Texas and National board of directors and budget committees. In addition, he is a member of Lamar University’s Accounting Department Advisory Board and the Business School Advisory Board. He is a graduate of Lamar University in Beaumont, Texas and is a Certified Public Accountant. He is an active member of the American Institute of CPAs and the Texas Society of CPAs.

Sterling Bancshares, Inc., is a Houston-based bank holding company with total assets of $5.0 billion that operates 58 banking centers in the greater metropolitan areas of Houston, Dallas, Fort Worth, and San Antonio. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “SBIB.” For more information on Sterling Bancshares please visit the Company’s web site at http://www.banksterling.com.

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